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Exhibit 99.1

        [Chicago Mercantile Exchange Holdings Inc. Logo]

30 South Wacker Drive
Chicago, IL 60606-7499
NYSE:CME
www.cme.com

Media Contacts
Ellen G. Resnick, 312/930-3435
Maryellen T. Thielen, 312/930-3467
 news@cme.com

Investor Contact
John Peschier, 312/930-8491

Chicago Mercantile Exchange Inc. Signs Agreement with Euronext-Paris to Settle Dispute Related to Wagner Patent

CME to Book $7.5 Million Payment from Euronext in Fourth Quarter of 2002;
CME Acquires Expanded Electronic Trading Software License Rights

        CHICAGO, Jan. 3, 2003—Chicago Mercantile Exchange Holdings Inc. (NYSE: CME) today announced that its subsidiary, Chicago Mercantile Exchange Inc., has signed an agreement to resolve an indemnification dispute with Euronext-Paris S.A related to CME's $15 million settlement in August 2002 of the Wagner Patent litigation. Under the agreement, Euronext will pay CME U.S. $7.5 million, half of CME's settlement with eSpeed.

        CME will recognize the entire Euronext-Paris settlement of $7.5 million in the fourth quarter of 2002, which will result in a positive contribution to net income of approximately 14 cents per diluted share. Half the payment will be made to CME immediately, and the remainder will be paid by year-end 2003.

        CME also announced that it signed agreements with Euronext-Paris expanding CME's license rights to the electronic trading software owned by Euronext-Paris and incorporated into CME's GLOBEXR® electronic trading platform. The agreements facilitate CME's ability to offer trade matching services on GLOBEX to third parties.

        "Our settlement with Euronext brings final closure to all of the issues relating to the Wagner patent litigation and allows us to reduce substantially the costs of our settlement in that matter," said CME Chairman Terry Duffy. "We will continue with our plans for CME and for investing in improvements to the speed, reliability and functionality of our GLOBEX electronic trading platform."

        "In addition to reducing our costs of settlement, these agreements will enhance our growth opportunities," said Craig Donohue, CME Executive Vice President and Chief Administrative Officer. "One of our core strategies is to leverage our existing capacity and scalable technology and business processes by offering a broad range of services to other exchanges, clearing organizations and e-marketplaces. We believe that our proven ability to process high volumes of transactions will attract third parties."

        Chicago Mercantile Exchange Holdings Inc. is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest futures exchange in the United States based on notional value, trading volume and open interest. On Dec. 6, 2002, CME Holdings and its subsidiary became the first publicly traded U.S. financial exchange. As an international marketplace, CME brings together buyers and sellers on its trading floors and GLOBEX around-the-clock electronic trading platform. CME offers futures contracts and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moves about $1.7 billion per day in settlement payments and manages $27.7 billion in collateral deposits.

        Euronext N.V. was formed by the merger of the Amsterdam, Brussels and Paris cash and derivatives exchanges in September 2000. The Euronext Group has since grown further, adding BVLP (the Portuguese cash and derivatives exchange) and LIFFE (the London International Financial Futures and Options Exchange). The derivatives businesses of Euronext and LIFFE are being combined under the Euronext.liffe umbrella.

        Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which can be obtained at its Web site at www.sec.gov. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

        Further information about Chicago Mercantile Exchange Holdings Inc. and Chicago Mercantile Exchange Inc. is available on the CME Web site at www.cme.com.

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03-02

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  Exhibit 99.1